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                                                                    EXHIBIT 23.2




To the Board of Directors and Shareholders of Summit Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial position of Summit Bancshares, Inc. as of December 31, 2000 and the related statement of income, change in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Summit Bancshares, Inc. as of December 31, 1999, were audited by other auditors whose report dated February 25, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Bancshares, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



San Francisco, California
January 19, 2001